Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS THIRD-QUARTER 2010 NET INCOME OF
$4.4 BILLION, OR $1.01 PER SHARE, ON REVENUE1 OF $24.3 BILLION
•	Delivered solid business results, combined with reduced credit costs:
-	Investment Bank reported solid earnings; #1 year-to-date rankings for Global Investment Banking Fees and Global Debt, Equity and Equity-related

-	Retail Financial Services reported strong mortgage loan production; continued to invest in new branches and sales force

-	Card Services sales volume up compared with prior year and quarter; 2.7 million new accounts opened during the quarter; net charge-offs and delinquencies continued to improve

-	Commercial Banking reported record quarterly revenue; completed purchase of $3.5 billion loan portfolio

-	Asset Management had strong net inflows of $38 billion during the quarter; added over 300 client advisors and brokers year-to-date
•	Current-quarter results included the following items:
-	Mortgage repurchase reserves increased $1.0 billion pretax ($0.15 per share after-tax)

-	Card Services reduced loan loss reserves $1.5 billion pretax ($0.22 per share after-tax)

-	Corporate results included $1.3 billion pretax of additional litigation reserves, including those for mortgage-related matters ($0.18 per share after-tax)
•	Tier 1 Common[1] of $110.8 billion, or 9.5%; credit reserves at $35.0 billion; loan loss coverage ratio at 5.1% of total loans[1]

•	Continued support for economic recovery:
-	Over $1.0 trillion in new and renewed credit provided to and capital raised for consumers, corporations, small businesses, municipalities and non-profits year-to-date

-	Small-business originations up 37% year-to-date

-	Loan modifications of 975,000 offered and 292,000 approved since the beginning of 2009

-	On track to hire over 10,000 people in the U.S. in 2010
New York, October 13, 2010 – JPMorgan Chase & Co. (NYSE: JPM) today reported third-quarter 2010 net income of $4.4 billion, an increase of 23% compared with $3.6 billion in the third quarter of 2009. Earnings per share were $1.01, compared with $0.82 in the third quarter of 2009.

Investor Contact: Lauren Tyler (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	Revenue on a managed basis, credit reserves, credit ratios and capital ratios reflect the impact of the January 1, 2010, adoption of new accounting guidance that amended the accounting for transfers of financial assets and consolidation of VIEs. For notes on managed basis and other non-GAAP measures, see page 13.

J.P. Morgan Chase & Co.
News Release
Jamie Dimon, Chairman and Chief Executive Officer, commented: “Our third-quarter net income of $4.4 billion was the result of the good underlying performance of our businesses. The Investment Bank delivered solid earnings while maintaining its number one ranking in Global Investment Banking Fees. Retail Financial Services reported strong mortgage loan production. Card Services increased sales volume by 7% compared with the prior year, and positive credit trends assisted in delivering improved results. Commercial Banking reported record revenue, while Asset Management had strong net inflows of $38 billion this quarter.”
Dimon added: “We are pleased to report a continued overall decline in credit costs, although our mortgage and credit card portfolios continued to bear very high net charge-offs. Our mortgage delinquency trends remained relatively flat compared with the prior quarter, and we expect mortgage credit losses to remain at these high levels for the next several quarters. If economic conditions worsen, mortgage credit losses could trend higher. With respect to our credit card portfolio, delinquencies and net charge-offs continued to improve, and we reduced loan loss reserves by $1.5 billion this quarter as estimated losses declined. We expect credit card net charge-offs to continue to improve next quarter.”
Commenting on the Firm’s balance sheet, Dimon said: “Our fortress balance sheet continued to strengthen, ending the quarter with a strong Tier 1 Common ratio of 9.5%. We believe that the quality of our balance sheet will position us well for the eventual implementation of new capital standards being developed by bank regulators. Our total firmwide credit reserves declined to $35.0 billion, resulting in a firmwide coverage ratio of 5.1% of total loans1.”
Dimon further remarked: “We are firmly committed to doing all we can to support the ongoing economic recovery. We are providing capital, financing and liquidity to our clients in the U.S. and around the world. So far this year, we have loaned or raised capital for our clients of more than $1.0 trillion, and our small-business originations were up 37%. In addition, we are on track to hire over 10,000 people in the U.S. this year.”
“Regarding regulatory reform, we will work with our regulators as they proceed with the extensive rulemaking required to implement financial reforms. We will continue to devote substantial resources to ensure regulatory reforms are implemented in a way that preserves the value we deliver to our clients.”
Looking forward, Dimon concluded: “The Firm has excellent client franchises with leading positions in their respective markets, a strong balance sheet, and plenty of capital. With these fundamental strengths, we will continue to serve our clients and build our franchises for many years to come while providing good returns to our shareholders.”
In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13. The following discussion compares the third quarters of 2010 and 2009 unless otherwise noted.

J.P. Morgan Chase & Co.
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INVESTMENT BANK (IB)

Results for IB				2Q10		3Q09
($ millions)	3Q10	2Q10	3Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$5,353	$6,332	$7,508	$(979)	(15)%	$(2,155)	(29)%
Provision for Credit Losses	(142)	(325)	379	183	56	(521)	NM
Noninterest Expense	3,704	4,522	4,274	(818)	(18)	(570)	(13)
Net Income	$1,286	$1,381	$1,921	$(95)	(7)%	$(635)	(33)%
Discussion of Results:
Net income was $1.3 billion, down 33% compared with the prior year and 7% compared with the prior quarter. The decrease from the prior year reflected lower revenue, partially offset by lower noninterest expense and a benefit from the provision for credit losses; the decrease from the prior quarter reflected lower revenue and a lower benefit from the provision for credit losses, largely offset by lower noninterest expense.
Net revenue was $5.4 billion, compared with $7.5 billion in the prior year and $6.3 billion in the prior quarter. Investment banking fees were $1.5 billion, down 9% from the prior year and up 7% from the prior quarter; these consisted of equity underwriting fees of $333 million (down 51% from the prior year and 6% from the prior quarter), debt underwriting fees of $784 million (up 32% from the prior year and 13% from the prior quarter) and advisory fees of $385 million (flat compared with the prior year and up 8% from the prior quarter). Fixed Income Markets revenue was $3.1 billion, compared with $5.0 billion in the prior year and $3.6 billion in the prior quarter. The decrease from the prior year largely reflected lower results in credit and rates markets; the decrease from the prior quarter primarily reflected losses of $149 million from the tightening of the Firm’s credit spreads on certain structured liabilities, compared with gains of $397 million in the prior quarter. Equity Markets revenue was $1.1 billion, compared with $941 million in the prior year and $1.0 billion in the prior quarter, reflecting solid client revenue. The current period also included losses of $96 million from the tightening of the Firm’s credit spreads on certain structured liabilities, compared with gains of $191 million in the prior quarter. Credit Portfolio revenue was a loss of $407 million, primarily reflecting the negative net impact of credit spreads on derivative assets and liabilities, partially offset by net interest income and fees on retained loans.
The provision for credit losses was a benefit of $142 million, compared with an expense of $379 million in the prior year. The current-quarter provision reflected a reduction in the allowance for loan losses, largely related to net repayments and loan sales. The allowance for loan losses to end-of-period loans retained was 3.85%, compared with 8.44% in the prior year. The decline in the allowance ratio was due largely to the consolidation of asset-backed commercial paper conduits in accordance with new accounting guidance, effective January 1, 2010; excluding these balances, the current-quarter allowance coverage ratio was 6.20%. Net charge-offs were $33 million, compared with $750 million in the prior year. Nonperforming loans were $2.4 billion, down by $2.5 billion from the prior year and up by $126 million from the prior quarter.
Noninterest expense was $3.7 billion, down 13% from the prior year and 18% from the prior quarter, primarily due to lower compensation expense and the absence of the U.K. bonus tax recorded in the prior quarter.

J.P. Morgan Chase & Co.
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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)
▪	Ranked #1 in Global Investment Banking Fees for the nine months ended September 30, 2010.

▪	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Equity and Equity-related; #1 in Global Long-Term Debt; #2 in Global Announced M&A; and #2 in Global Syndicated Loans; based on volume, for the nine months ended September 30, 2010.

▪	Return on equity was 13% on $40.0 billion of average allocated capital.

▪	End-of-period loans retained were $51.3 billion, down 8% from the prior year and 5% from the prior quarter. End-of-period fair-value and held-for-sale loans were $2.3 billion, down 51% from the prior year and 30% from the prior quarter.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				2Q10		3Q09
($ millions)	3Q10	2Q10	3Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,646	$7,809	$8,218	$(163)	(2)%	$(572)	(7)%
Provision for Credit Losses	1,548	1,715	3,988	(167)	(10)	(2,440)	(61)
Noninterest Expense	4,517	4,281	4,196	236	6	321	8%
Net Income	$907	$1,042	$7	$(135)	(13)%	$900	NM
Discussion of Results:
Net income was $907 million, compared with $7 million in the prior year.
Net revenue was $7.6 billion, a decrease of $572 million, or 7%, compared with the prior year. Net interest income was $4.9 billion, down by $296 million, or 6%, reflecting the impact of lower loan balances and narrower loan spreads, partially offset by a shift to wider-spread deposit products. Noninterest revenue was $2.8 billion, down by $276 million, or 9%, as lower deposit-related fees and mortgage fees and related income were partially offset by higher debit card income and auto operating lease income.
The provision for credit losses was $1.5 billion, a decrease of $2.4 billion from the prior year and $167 million from the prior quarter. While delinquency trends and net charge-offs improved compared with the prior year, the current-quarter provision continued to reflect elevated losses for the mortgage and home equity portfolios. Home equity net charge-offs were $730 million (3.10% net charge-off rate1), compared with $1.1 billion (4.25% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $206 million (6.64% net charge-off rate1), compared with $422 million (12.31% net charge-off rate1). Prime mortgage net charge-offs were $265 million (1.84% net charge-off rate1), compared with $525 million (3.45% net charge-off rate1). There was no change to the allowance for loan losses in the quarter, while $1.4 billion was added in the prior year. The allowance for loan losses to ending loans retained, excluding purchased credit-impaired loans, was 5.36%, compared with 4.63% in the prior year and 5.26% in the prior quarter.
Noninterest expense was $4.5 billion, an increase of $321 million, or 8%, from the prior year.

J.P. Morgan Chase & Co.
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Retail Banking reported net income of $848 million, a decrease of $195 million, or 19%, compared with the prior year.
Net revenue was $4.4 billion, down 3% compared with the prior year. The decrease was driven by declining deposit-related fees, largely offset by a shift to wider-spread deposit products and higher debit card income.
The provision for credit losses was $175 million, down $33 million compared with the prior year. Retail Banking net charge-offs were $175 million (4.18% net charge-off rate), compared with $208 million (4.66% net charge-off rate) in the prior year.
Noninterest expense was $2.8 billion, up 5% compared with the prior year, resulting from sales force increases in Business Banking and bank branches.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Checking accounts totaled 27.0 million, up 6% from the prior year and 3% from the prior quarter.

▪	Average total deposits were $335.5 billion, down 1% from both the prior year and the prior quarter.

▪	Deposit margin was 3.08%, compared with 2.99% in the prior year and 3.05% in the prior quarter.

▪	End-of-period Business Banking loans were $16.6 billion, down 5% from the prior year and flat compared with the prior quarter; originations were $1.2 billion, up 91% from the prior year and down 8% from the prior quarter.

▪	Branch sales of credit cards were up 1% compared with the prior year and down 10% from the prior quarter.

▪	Branch sales of investment products decreased 7% from the prior year and increased 1% from the prior quarter.

▪	Overhead ratio (excluding amortization of core deposit intangibles) was 61%, compared with 56% in the prior year and 58% in the prior quarter.

▪	Number of branches was 5,192, up 1% from both the prior year and the prior quarter.
Mortgage Banking & Other Consumer Lending reported net income of $207 million, a decrease of $205 million, or 50%, from the prior year.
Net revenue was $1.9 billion, down by $150 million, or 7%, from the prior year. Mortgage Banking net revenue was $1.1 billion, down by $219 million. Other Consumer Lending net revenue, comprising Auto and Student Lending, was $832 million, up by $69 million, predominantly as a result of higher auto loan and lease balances.
Mortgage Banking net revenue included $232 million of net interest income and $821 million of noninterest revenue, comprising production, servicing and other noninterest revenue. Total production revenue was a net loss of $231 million, a decrease of $161 million compared with the prior year. Production revenue, excluding repurchase losses, was $1.2 billion, an increase of $838 million, reflecting higher mortgage origination volumes and wider margins. Total production revenue was reduced by $1.5 billion of repurchase losses, compared with $465 million in the prior year, and included a $1.0 billion increase in the repurchase reserve during the current quarter,

J.P. Morgan Chase & Co.
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reflecting higher estimated future repurchase demands. Net mortgage servicing revenue, which comprises operating revenue and MSR risk management, was $936 million, a decrease of $7 million. Operating revenue was $549 million, an increase of $41 million, reflecting an improvement in other changes in MSR asset fair value driven by lower runoff of the MSR asset due to time decay, largely offset by lower loan servicing revenue as a result of lower third-party loans serviced. MSR risk management revenue was $387 million, a decrease of $48 million.
The provision for credit losses, predominantly related to the student and auto loan portfolios, was $176 million, compared with $222 million in the prior year. Student loan and other net charge-offs were $82 million (2.21% net charge-off rate), compared with $60 million (1.66% net charge-off rate) in the prior year. Auto loan net charge-offs were $67 million (0.56% net charge-off rate), compared with $159 million (1.46% net charge-off rate) in the prior year.
Noninterest expense was $1.3 billion, up by $209 million, or 18%, from the prior year, driven by an increase in default-related expense for the serviced portfolio.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Mortgage loan originations were $40.9 billion, up 10% from the prior year and 27% from the prior quarter.

▪	Total third-party mortgage loans serviced were $1.0 trillion, down 8% from the prior year and 4% from the prior quarter.

▪	Average auto loans were $47.7 billion, up 10%; originations were $6.1 billion, down 12% from the prior year and up 5% from the prior quarter.
Real Estate Portfolios reported a net loss of $148 million, compared with a net loss of $1.4 billion in the prior year. The improvement was driven by a lower provision for credit losses, partially offset by lower net interest income.
Net revenue was $1.3 billion, down by $282 million, or 18%, from the prior year. The decrease was driven by a decline in net interest income as a result of lower loan balances, reflecting net portfolio runoff, and a decline in mortgage loan yields.
The provision for credit losses was $1.2 billion, compared with $3.6 billion in the prior year. The current-quarter provision reflected improved delinquency trends and a $902 million reduction in net charge-offs. Additionally, the prior-year provision included an addition to the allowance for loan losses of $1.4 billion in the home equity and mortgage loan portfolios. (For further detail, see RFS discussion of the provision for credit losses.)
Noninterest expense was $390 million, down by $21 million, or 5%, from the prior year.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Average mortgage loans were $115.0 billion, down by $16.1 billion.

▪	Average home equity loans were $118.5 billion, down by $15.5 billion.

J.P. Morgan Chase & Co.
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CARD SERVICES (CS)(*)

Results for CS				2Q10		3Q09
($ millions)	3Q10	2Q10	3Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,253	$4,217	$5,159	$36	1%	$(906)	(18)%
Provision for Credit Losses	1,633	2,221	4,967	(588)	(26)	(3,334)	(67)
Noninterest Expense	1,445	1,436	1,306	9	1	139	11%
Net Income / (Loss)	$735	$343	$(700)	$392	114%	$1,435	NM

(*)	Presented on a managed basis. Effective January 1, 2010, JPMorgan Chase adopted new accounting guidance that required the Firm to consolidate its Firm-sponsored credit card securitization trusts. As a result, reported and managed basis are equivalent for periods beginning after January 1, 2010. See notes on page 13 for further explanation of managed basis.
Discussion of Results:
Net income was $735 million, compared with a net loss of $700 million in the prior year. The improved results were driven by a lower provision for credit losses, partially offset by lower net revenue.
End-of-period loans were $136.4 billion, a decrease of $28.8 billion, or 17%, from the prior year and $6.6 billion, or 5%, from the prior quarter. Average loans were $140.1 billion, a decrease of $29.1 billion, or 17%, from the prior year and $6.2 billion, or 4%, from the prior quarter. The declines in both end-of-period and average loans were consistent with expected portfolio runoff.
Net revenue was $4.3 billion, a decrease of $906 million, or 18%, from the prior year. Net interest income was $3.4 billion, down by $881 million, or 20%. The decrease was driven by lower average loan balances, the impact of legislative changes and a decreased level of fees. These decreases were offset partially by lower revenue reversals associated with lower charge-offs. Noninterest revenue was $806 million, a decrease of $25 million, or 3%, due to lower revenue from fee-based products.
The provision for credit losses was $1.6 billion, compared with $5.0 billion in the prior year and $2.2 billion in the prior quarter. The current-quarter provision reflected lower net charge-offs and a reduction of $1.5 billion to the allowance for loan losses due to lower estimated losses. The prior-year provision included an addition of $575 million to the allowance for loan losses. The net charge-off rate was 8.87%, down from 10.30% in the prior year and 10.20% in the prior quarter. The 30-day delinquency rate was 4.57%, down from 5.99% in the prior year and 4.96% in the prior quarter. Excluding the Washington Mutual portfolio, the net charge-off rate was 8.06%, down from 9.41% in the prior year and 9.02% in the prior quarter; and the 30-day delinquency rate was 4.13%, down from 5.38% in the prior year and 4.48% in the prior quarter.
Noninterest expense was $1.4 billion, an increase of $139 million, or 11%, due to higher marketing expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Return on equity was 19% on $15.0 billion of average allocated capital.

▪	Pretax income to average loans (ROO) was 3.33%, compared with negative 2.61% in the prior year and positive 1.54% in the prior quarter.

▪	Net interest income as a percentage of average loans was 9.76%, down from 10.15% in the prior year and up from 9.20% in the prior quarter. Excluding the Washington Mutual portfolio, the ratio was 8.98%.

▪	New accounts of 2.7 million were opened.

J.P. Morgan Chase & Co.
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▪	Sales volume was $79.6 billion, an increase of $4.9 billion, or 7%. Excluding the Washington Mutual portfolio, sales volume was $76.8 billion, an increase of $5.6 billion, or 8%.

▪	Merchant processing volume was $117.0 billion on 5.2 billion total transactions processed.
COMMERCIAL BANKING (CB)

Results for CB				2Q10		3Q09
($ millions)	3Q10	2Q10	3Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,527	$1,486	$1,459	$41	3%	$68	5%
Provision for Credit Losses	166	(235)	355	401	NM	(189)	(53)
Noninterest Expense	560	542	545	18	3	15	3
Net Income	$471	$693	$341	$(222)	(32)%	$130	38%
Discussion of Results:
Net income was $471 million, an increase of $130 million, or 38%, from the prior year. The increase was driven by a reduction in the provision for credit losses. Results included the impact of the purchase of a $3.5 billion loan portfolio during the current quarter.
Net revenue was a record $1.5 billion, up by $68 million, or 5%, compared with the prior year. Net interest income was $980 million, down by $5 million, or 1%, driven by spread compression on liability products and lower loan balances, offset by growth in liability balances and wider loan spreads. Noninterest revenue was $547 million, an increase of $73 million, or 15%, driven by changes in the valuation of investments held at fair value, higher investment banking fees, higher lending-related fees, gains on sales of loans, and higher other fees.
Revenue from Middle Market Banking was $766 million, a decrease of $5 million, or 1%, from the prior year. Revenue from Commercial Term Lending was $256 million, an increase of $24 million, or 10%, and included the impact of the loan portfolio purchased during the quarter. Revenue from Mid-Corporate Banking was $304 million, an increase of $26 million, or 9%. Revenue from Real Estate Banking was $118 million, a decrease of $3 million, or 2%.
The provision for credit losses was $166 million, compared with $355 million in the prior year. Net charge-offs were $218 million (0.89% net charge-off rate) and were largely related to commercial real estate, compared with $291 million (1.11% net charge-off rate) in the prior year and $176 million (0.74% net charge-off rate) in the prior quarter. The allowance for loan losses to end-of-period loans retained was 2.72%, down from 3.01% in the prior year and 2.82% in the prior quarter. Nonperforming loans were $2.9 billion, up by $644 million from the prior year, reflecting increases in commercial real estate, and were down by $131 million from the prior quarter.
Noninterest expense was $560 million, an increase of $15 million, or 3%, compared with the prior year, reflecting higher headcount-related expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Completed the purchase of a $3.5 billion loan portfolio during the quarter.

▪	Overhead ratio was 37%, flat with the prior-year quarter.

▪	Record gross investment banking revenue (which is shared with the Investment Bank) was $344 million, up by $43 million, or 14%.

J.P. Morgan Chase & Co.
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▪	Average loan balances were $97.0 billion, down by $7.0 billion, or 7%, from the prior year, and up by $1.1 billion, or 1%, from the prior quarter, including the impact of the loan portfolio purchased during the quarter.

▪	End-of-period loan balances were $98.1 billion, down by $3.8 billion, or 4%, from the prior year, and up by $2.6 billion, or 3%, from the prior quarter.

▪	Average liability balances were $137.9 billion, up by $28.6 billion, or 26%, from the prior year and up $1.1 billion, or 1%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				2Q10		3Q09
($ millions)	3Q10	2Q10	3Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,831	$1,881	$1,788	$(50)	(3)%	$43	2%
Provision for Credit Losses	(2)	(16)	13	14	88	(15)	NM
Noninterest Expense	1,410	1,399	1,280	11	1	130	10
Net Income	$251	$292	$302	$(41)	(14)%	$(51)	(17)%
Discussion of Results:
Net income was $251 million, a decrease of $51 million, or 17%, from the prior year. These results reflected higher noninterest expense, partially offset by higher net revenue. Net income decreased by $41 million, or 14%, compared with the prior quarter, due to a decline in securities lending and depositary receipts revenue reflecting seasonal activity.
Net revenue was $1.8 billion, an increase of $43 million, or 2%, from the prior year. Treasury Services net revenue was $937 million, an increase of $18 million, or 2%. The increase was driven by higher trade loan and card product volumes, partially offset by lower spreads on liability products. Worldwide Securities Services net revenue was $894 million, an increase of $25 million, or 3%. The increase was driven by higher market levels and net inflows of assets under custody, partially offset by lower spreads on liability products and securities lending.
TSS generated firmwide net revenue1 of $2.6 billion, including $1.7 billion by Treasury Services; of that amount, $937 million was recorded in Treasury Services, $670 million in Commercial Banking and $64 million in other lines of business. The remaining $894 million of firmwide net revenue was recorded in Worldwide Securities Services.
Noninterest expense was $1.4 billion, an increase of $130 million, or 10%, from the prior year. The increase was driven by continued investment in new product platforms, primarily related to international expansion, and higher performance-based compensation.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 21%, down from 26% in the prior year and from 25% in the prior quarter.

▪	Return on equity was 15% on $6.5 billion of average allocated capital.

▪	Average liability balances were $242.5 billion, up 5%.

▪	Assets under custody were $15.9 trillion, up 7%.

J.P. Morgan Chase & Co.
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ASSET MANAGEMENT (AM)

Results for AM				2Q10		3Q09
($ millions)	3Q10	2Q10	3Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,172	$2,068	$2,085	$104	5%	$87	4%
Provision for Credit Losses	23	5	38	18	360	(15)	(39)
Noninterest Expense	1,488	1,405	1,351	83	6	137	10
Net Income	$420	$391	$430	$29	7%	$(10)	(2)%
Discussion of Results:
Net income was $420 million, a decrease of $10 million, or 2%, from the prior year. These results reflected higher noninterest expense, largely offset by higher net revenue and a lower provision for credit losses.
Net revenue was $2.2 billion, an increase of $87 million, or 4%, from the prior year. Noninterest revenue was $1.8 billion, up by $99 million, or 6%, due to higher loan originations, the effect of higher market levels and net inflows to products with higher margins, partially offset by lower brokerage revenue and lower quarterly valuations of seed capital investments. Net interest income was $392 million, down by $12 million, or 3%, due to narrower deposit and loan spreads, offset by higher deposit and loan balances.
Revenue from Private Banking was $1.2 billion, up 9% from the prior year. Revenue from Institutional was $506 million, down 5%. Revenue from Retail was $485 million, up 3%.
Assets under supervision were $1.8 trillion, an increase of $100 billion, or 6%, from the prior year. Assets under management were $1.3 trillion, flat from the prior year, due to net outflows in liquidity products, offset by net inflows of long-term products and the effect of higher market levels. Custody, brokerage, administration and deposit balances were $513 billion, up by $102 billion, or 25%, due to custody and brokerage inflows and the effect of higher market levels.
The provision for credit losses was $23 million, compared with $38 million in the prior year.
Noninterest expense was $1.5 billion, an increase of $137 million, or 10%, from the prior year, resulting from an increase in headcount.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 30%, down from 33%.

▪	Assets under management reflected net inflows of $38 billion for the quarter; net outflows were $42 billion for the 12 months ended September 30, 2010. For the quarter, net inflows of liquidity products were $27 billion and net inflows of long-term products were $11 billion.

▪	Assets under management ranked in the top two quartiles for investment performance were 74% over 5-years, 65% over 3-years and 67% over 1-year.

▪	Customer assets in 4 and 5 Star–rated funds were 42%.

▪	Average loans were $39.4 billion, up 13% from the prior year and 5% from the prior quarter.

▪	End-of-period loans were $41.4 billion, up 15% from the prior year and 7% from the prior quarter.

J.P. Morgan Chase & Co.
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▪	Average deposits were $87.8 billion, up 19% from the prior year and 2% from the prior quarter.
CORPORATE/PRIVATE EQUITY(*)

Results for
Corporate/Private Equity				2Q10		3Q09
($ millions)	3Q10	2Q10	3Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,584	$1,850	$2,594	$(266)	(14)%	$(1,010)	(39)%
Provision for Credit Losses	(3)	(2)	62	(1)	(50)	(65)	NM
Noninterest Expense	1,274	1,046	503	228	22	771	153
Extraordinary Gain	—	—	76	—	NM	(76)	NM
Net Income	$348	$653	$1,287	$(305)	(47)%	$(939)	(73)%

(*)	This segment includes the results of the Private Equity and Corporate business segments, as well as merger-related items.
Discussion of Results:
Net income was $348 million, compared with net income of $1.3 billion in the prior year.
Private Equity net income was $344 million, compared with $88 million in the prior year. Net revenue was $721 million, an increase of $549 million, and noninterest expense was $184 million, an increase of $150 million, both driven by higher private equity gains.
Corporate net income was $4 million, compared with $1.2 billion in the prior year. Net revenue was $863 million, including $400 million of net interest income and $399 million of trading and securities gains. Noninterest expense reflected an increase of $1.3 billion for litigation reserves, including those for mortgage-related matters.
JPMORGAN CHASE (JPM)(*)

Results for JPM				2Q10		3Q09
($ millions)	3Q10	2Q10	3Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$24,335	$25,613	$28,780	$(1,278)	(5)%	$(4,445)	(15)%
Provision for Credit Losses	3,223	3,363	9,802	(140)	(4)	(6,579)	(67)
Noninterest Expense	14,398	14,631	13,455	(233)	(2)	943	7
Extraordinary Gain	—	—	76	—	NM	(76)	NM
Net Income	$4,418	$4,795	$3,588	$(377)	(8)%	$830	23%

(*)	Presented on a managed basis. Effective January 1, 2010, JPMorgan Chase adopted new accounting guidance that required the Firm to consolidate its Firm-sponsored credit card securitization trusts. As a result, reported and managed basis are equivalent for periods beginning after January 1, 2010. See notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $23,824 million, $25,101 million and $26,622 million for the third quarter of 2010, second quarter of 2010, and third quarter of 2009, respectively.
Discussion of Results:
Net income was $4.4 billion, up by $830 million, or 23%, from the prior year. The increase in earnings was driven by a significantly lower provision for credit losses, predominantly offset by lower net revenue and higher noninterest expense.
Net revenue was $24.3 billion, a decrease of $4.4 billion, or 15%, from the prior year. Noninterest revenue was $11.7 billion, down by $2.2 billion, or 16%, from the prior year driven by lower principal transactions revenue, largely reflecting lower trading results. Net interest income was $12.6 billion, down by $2.2 billion, or 15%, driven by lower loan balances.

J.P. Morgan Chase & Co.
News Release
The provision for credit losses was $3.2 billion, down by $6.6 billion, or 67%, from the prior year. The resulting firmwide allowance for loan losses to end-of-period loans retained1 was 5.12%, compared with 5.28% in the prior year. The total consumer provision for credit losses was $3.2 billion, compared with $9.0 billion in the prior year, reflecting a reduction in the allowance for credit losses as a result of improved delinquency trends and reduced net charge-offs. Consumer net charge-offs1 were $4.7 billion, compared with $7.0 billion in the prior year, resulting in net charge-off rates of 4.64% and 6.29%, respectively. The wholesale provision for credit losses was $44 million compared with $779 million in the prior year, reflecting a reduction in the allowance for credit losses predominantly as a result of continued improvement in the credit quality of the commercial and industrial loan portfolio, reduced net charge-offs and net repayments. Wholesale net charge-offs were $266 million, compared with $1.1 billion in the prior year, resulting in net charge-off rates of 0.49% and 1.93%, respectively. The Firm’s nonperforming assets totaled $17.7 billion at September 30, 2010, down from the prior-year level of $20.4 billion and the prior-quarter level of $18.2 billion.
Noninterest expense was $14.4 billion, up by $943 million, or 7%, largely due to increased litigation expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
▪	Tier 1 Capital ratios were 11.9% at September 30, 2010 (estimated), 12.1% at June 30, 2010, and 10.2% at September 30, 2009.

▪	Tier 1 Common ratios were 9.5% at September 30, 2010 (estimated), 9.6% at June 30, 2010, and 8.2% at September 30, 2009.

▪	Headcount was 236,810, an increase of 15,949, or 7%.

J.P. Morgan Chase & Co.
News Release
1.	Notes on non-GAAP financial measures:
a. In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a FTE basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.
Prior to January 1, 2010, the Firm’s managed-basis presentation also included certain reclassification adjustments that assumed credit card loans securitized by CS remained on the balance sheet. Effective January 1, 2010, the Firm adopted new accounting guidance that amended the accounting for the transfer of financial assets and the consolidation of VIEs. Additionally, the new guidance required the Firm to consolidate its Firm-sponsored credit card securitizations trusts. The income, expense and credit costs associated with these securitization activities are now recorded in the 2010 Consolidated Statements of Income in the same classifications that were previously used to report such items on a managed basis. As a result of the consolidation of the credit card securitization trusts, reported and managed basis relating to credit card securitizations are comparable for periods beginning after January 1, 2010.
The presentation in 2009 of CS results on a managed basis assumed that credit card loans that had been securitized and sold in accordance with U.S. GAAP remained on the Consolidated Balance Sheets, and that the earnings on the securitized loans were classified in the same manner as the earnings on retained loans recorded on the Consolidated Balance Sheets. JPMorgan Chase used the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations were funded and decisions were made about allocating resources, such as employees and capital, based on managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the Consolidated Balance Sheets and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance affects both the securitized loans and the loans retained on the Consolidated Balance Sheets. JPMorgan Chase believed that this managed-basis information was useful to investors, as it enabled them to understand both the credit risks associated with the loans reported on the Consolidated Balance Sheets and the Firm’s retained interests in securitized loans.
b. The ratio for the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired loans; the allowance for loan losses related to purchased credit-impaired loans; and, loans from the Washington Mutual Master Trust, which were consolidated on the Firm’s balance sheet at fair value during the second quarter of 2009. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of purchased credit-impaired loans. The allowance for loan losses related to the purchased credit-impaired portfolio was $2.8 billion, $2.8 billion and $1.1 billion at September 30, 2010, June 30, 2010, and September 30, 2009, respectively.
c. Tier 1 common capital (“Tier 1 common”) is defined as Tier 1 capital less elements of capital not in the form of common equity – such as perpetual preferred stock, noncontrolling interests in subsidiaries and trust preferred capital debt securities. Tier 1 common, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common along with the other capital measures to assess and monitor its capital position.
d. Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.
e. TSS firmwide revenue includes certain TSS product revenue and liability balances reported in other lines of business – mainly CB, RFS and AM – related to customers who are also customers of those lines of business.
f. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The Firm is a leader in investment banking, financial services for consumers, small-business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase & Co. will host a conference call today at 9:00 a.m. (Eastern Time) to review third-quarter financial results. The general public can access the call by dialing (866) 541-2724, or (877) 368-8360 in the U.S. and Canada, or (706) 634-7246 for international participants. The live audio webcast and presentation slides will be available at the Firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately noon on Wednesday, October 13, through midnight, Friday, October 29, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international); use Conference ID #11701267. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010, and March 31, 2010, which have been filed with the U.S. Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS							YEAR-TO-DATE
						3Q10 Change				2010 Change
	3Q10		2Q10	3Q09		2Q10	3Q09	2010	2009	2009
SELECTED INCOME STATEMENT DATA:
Reported Basis
Total net revenue	$23,824		$25,101	$26,622		(5)%	(11)%	$76,596	$77,270	(1)%
Total noninterest expense	14,398		14,631	13,455		(2)	7	45,153	40,348	12
Pre-provision profit	9,426		10,470	13,167		(10)	(28)	31,443	36,922	(15)
Provision for credit losses	3,223		3,363	8,104		(4)	(60)	13,596	24,731	(45)
Income before extraordinary gain	4,418		4,795	3,512		(8)	26	12,539	8,374	50
Extraordinary gain (a)	—		—	76		—	NM	—	76	NM
NET INCOME	4,418		4,795	3,588		(8)	23	12,539	8,450	48

Managed Basis (b)
Total net revenue	$24,335		$25,613	$28,780		(5)	(15)	$78,120	$83,411	(6)
Total noninterest expense	14,398		14,631	13,455		(2)	7	45,153	40,348	12
Pre-provision profit	9,937		10,982	15,325		(10)	(35)	32,967	43,063	(23)
Provision for credit losses	3,223		3,363	9,802		(4)	(67)	13,596	29,557	(54)
Income before extraordinary gain	4,418		4,795	3,512		(8)	26	12,539	8,374	50
Extraordinary gain (a)	—		—	76		—	NM	—	76	NM
NET INCOME	4,418		4,795	3,588		(8)	23	12,539	8,450	48

PER COMMON SHARE DATA:
Basic Earnings
Income before extraordinary gain	1.02		1.10	0.80		(7)	28	2.86	1.50	91
Net income	1.02		1.10	0.82		(7)	24	2.86	1.52	88

Diluted Earnings
Income before extraordinary gain	1.01		1.09	0.80		(7)	26	2.84	1.50	89
Net income	1.01		1.09	0.82		(7)	23	2.84	1.51	88

Cash dividends declared	0.05		0.05	0.05		—	—	0.15	0.15	—
Book value	42.29		40.99	39.12		3	8	42.29	39.12	8
Closing share price	38.06		36.61	43.82		4	(13)	38.06	43.82	(13)
Market capitalization	149,418		145,554	172,596		3	(13)	149,418	172,596	(13)

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares (c)	3,971.9		4,005.6	3,962.0		(1)	—	3,990.7	3,848.3	4
Common shares at period-end	3,925.8		3,975.8	3,938.7		(1)	—	3,925.8	3,938.7	—

FINANCIAL RATIOS: (d)
Net income:
Return on common equity (“ROE”)	10%		12%	9	%(a)			10%	6%
Return on tangible common equity (“ROTCE”) (e)	15		17	14	(a)			15	9
Return on assets (“ROA”)	0.86		0.94	0.71	(a)			0.82	0.56

CAPITAL RATIOS:
Tier 1 capital ratio	11.9	(h)	12.1	10.2
Total capital ratio	15.5	(h)	15.8	13.9
Tier 1 common capital ratio (f)	9.5	(h)	9.6	8.2

SELECTED BALANCE SHEET DATA (Period-end) (g)
Total assets	$2,141,595		$2,014,019	$2,041,009		6	5	$2,141,595	$2,041,009	5
Wholesale loans	220,597		216,826	218,953		2	1	220,597	218,953	1
Consumer loans	469,934		482,657	434,191		(3)	8	469,934	434,191	8
Deposits	903,138		887,805	867,977		2	4	903,138	867,977	4
Common stockholders’ equity	166,030		162,968	154,101		2	8	166,030	154,101	8
Total stockholders’ equity	173,830		171,120	162,253		2	7	173,830	162,253	7

Deposits-to-loans ratio	131%		127%	133%				131%	133%

Headcount	236,810		232,939	220,861		2	7	236,810	220,861	7

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$1,286		$1,381	$1,921		(7)	(33)	$5,138	$4,998	3
Retail Financial Services	907		1,042	7		(13)	NM	1,818	496	267
Card Services	735		343	(700)		114	NM	775	(1,919)	NM
Commercial Banking	471		693	341		(32)	38	1,554	1,047	48
Treasury & Securities Services	251		292	302		(14)	(17)	822	989	(17)
Asset Management	420		391	430		7	(2)	1,203	1,006	20
Corporate/Private Equity	348		653	1,287		(47)	(73)	1,229	1,833	(33)

NET INCOME	$4,418		$4,795	$3,588		(8)	23	$12,539	$8,450	48

(a)	On September 25, 2008, JPMorgan Chase acquired the banking operations of Washington Mutual Bank. The acquisition resulted in negative goodwill, and accordingly, the Firm recognized an extraordinary gain. A preliminary gain of $1.9 billion was recognized at December 31, 2008. The final total extraordinary gain that resulted from the Washington Mutual transaction was $2.0 billion. For the third quarter of 2009, and based on income before extraordinary gain, return on common equity remained at 9%, return on tangible common equity was 13% and return on assets was 0.70%.

(b)	For further discussion of managed basis, see Note a. on page 13.

(c)	On June 5, 2009, the Firm issued $5.8 billion, or 163 million shares, of its common stock at $35.25 per share.

(d)	Ratios are based upon annualized amounts.

(e)	The Firm uses return on tangible common equity, a non-GAAP financial measure, to evaluate the Firm’s use of equity and to facilitate comparisons with competitors. For further discussion of ROTCE, see page 41 of the Earnings Release Financial Supplement.

(f)	Tier 1 common capital ratio is Tier 1 common capital divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see page 41 of the Earnings Release Financial Supplement.

(g)	Effective January 1, 2010, the Firm adopted new guidance that amended the accounting for the transfer of financial assets and the consolidation of variable interest entities (“VIEs”). Upon adoption of the new guidance, the Firm consolidated its Firm-sponsored credit card securitization trusts, Firm-administered multi-seller conduits and certain other consumer loan securitization entities, primarily mortgage-related, adding $87.7 billion and $92.2 billion of assets and liabilities, respectively, and decreasing stockholders’ equity and the Tier I capital ratio by $4.5 billion and 34 basis points, respectively. The reduction to stockholders’ equity was driven by the establishment of an allowance for loan losses of $7.5 billion (pretax) primarily related to receivables held in credit card securitization trusts that were consolidated at the adoption date. For further details regarding the Firm’s application and impact of the new accounting guidance, see Note 14 on pages 130-131, Note 15 on pages 131-142 and Note 22 on pages 149-152 of JPMorgan Chase’s March 31, 2010, Form 10-Q.

(h)	Estimated.